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                                                                   EXHIBIT 10.32


                              EMPLOYMENT AGREEMENT


      This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of July 1, 1995, by and between CombiChem(TM), Inc., a California corporation ("Employer"), and Steven Teig ("Employee").

      NOW, THEREFORE, the parties agree as follows:

      1. Employment. Employer hereby engages Employee, and Employee hereby accepts such engagement, upon the terms and conditions set forth herein.

      2. Duties. During the term of this Agreement, Employee shall be employed as the Employer's Vice President. Employee shall faithfully and diligently perform the duties customarily performed by persons in the position or positions for which Employee is engaged together with such other reasonable and appropriate duties as Employer shall designate from time to time. Employee shall devote Employee's full business time and effort to the rendition of such services and to the performance of such duties. As a full-time employee of Employer, Employee shall not be entitled to provide consulting services or other business or scientific services to any other party, without prior written consent of Employer's Board of Directors (the "Board").

      3.    Compensation.

            3.1 Base Salary. During the term of this Agreement, as compensation for the proper and satisfactory performance of all duties to be performed by Employee hereunder, Employer shall pay to Employee a salary at the annual rate of One Hundred & Thirty-Five Thousand dollars ($135,000) payable in accordance with Employee's standard payroll practices, less required deductions for state and federal withholding tax, Social Security and all other employee taxes and payroll deductions. Employee's base salary shall be reviewed annually by the Board and may be increased or decreased in the sole discretion of the Board.

            3.2   Bonuses.

                  3.2.1 Signing Bonus. Employee shall be entitled to receive a signing bonus in the amount of $20,000 (plus an amount which equals the federal and state taxes on $15,000) which shall be paid by Employer within ten business days after execution of this Agreement.

                  3.2.2 Performance Bonus. At the beginning of each fiscal year of Employer, Employer and Employee shall reach mutually agreed upon financing and business objectives for employer for its upcoming fiscal year which shall be set forth in writing and approved by the Board. At the end of each such fiscal year, the Board shall determine, in its reasonable discretion, the size and amount of Employee's performance bonus, if any, up to a maximum of twenty percent (20%) of Employee's base salary during the prior fiscal year (the "Annual Performance Bonus"). The Annual Performance Bonus shall be paid to Employee within sixty (60) days following Employer's fiscal year end. Employee is not eligible for an Annual


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Performance Bonus for events occurring prior to the date of this Agreement. The first Annual Performance Bonus shall be (i) no greater than an amount equal to the amount of the maximum Annual Performance Bonus Employee is entitled to receive multiplied by the quotient of (x) the number of calendar days during Employer's 1995 fiscal year on which Employee is an employee of Employer divided by (y) three hundred sixty-five (365); (ii) based on Employer's 1995 fiscal year achievements; (iii) paid to Employee by March 1, 1996; and (iv) guaranteed to be not less than one-half (1/2) of the maximum amount which Employee is entitled to receive pursuant to paragraph (i) above; provided, however, that no other Annual Performance Bonus shall have any guaranteed minimum payment.

      4.    Term of Employment.

            4.1 Period of Employment. The Employee's period of employment by Employer pursuant to this Agreement shall commence on the date of this Agreement ("Commencement Date") and end upon the date the employment relationship is terminated pursuant to Section 4.2 or 4.3 (the "Period of Employment").

            4.2 Termination at Will. Although Employer and Employee anticipate a long and mutually rewarding employment relationship, either party may terminate this Agreement, without cause, upon 14 days prior written notice delivered to the other party. It is expressly understood and agreed that the employment relationship is "at will," without any agreement for employment for any specified term, and without any agreement for employment for so long as Employee performs satisfactorily.

            4.3 Termination for Cause. Employer may immediately terminate this employment relationship "for cause" upon written notice to Employee. For purposes of this Agreement, "for cause" shall be limited to the following; (i) Employee's intentional violation of any written rule or policy of Employer or its subsidiaries (a "Violation") which, after written notice of a Violation, Employee fails to correct within twenty (20) days of receipt of such notice from the Board; (ii) any material failure by Employee to comply with any reasonable directive of the Board which, after receiving written notice to do so, Employee fails to comply within twenty (20) days of receipt of such notice from the Board; (iii) Employee's willful misconduct concerning any material responsibility reasonably assigned to Employee; (iv) without obtaining the prior consent of the Board, Employee's active and intentional performance of services for any other corporation or person which competes with Employer or its subsidiaries while Employee is employed by Employer or its subsidiaries; (v) the Board reasonably determines that Employee has stolen or embezzled either funds or property of Employer; (vi) Employee's conviction by a court of competent jurisdiction of a felony (other than a traffic or moving violation) involving moral turpitude or dishonesty; (vii) Employee's intentional or grossly negligent conduct or violation of law which results in either an unlawful personal benefit to Employee or a material injury to Employer; (viii) the death or disability of Employee; or (ix) any breach by Employee of any confidentiality or non-disclosure agreement executed by Employee and Employer.


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            4.4   Obligations Upon Termination.

                  4.4.1 Survival of Obligations. The parties' obligations under Sections 4.4.2, 6, 7, 10.7 and 10.8, shall survive the termination of this Agreement.

                  4.4.2 Return of Materials at Termination. Upon termination of the Period of Employment, Employee will promptly deliver to Employer all materials, property, documents, data, and other information belonging to Employer or containing Employer's Trade Secrets. Employee shall not take any materials, property, documents or other information, or any reproduction or excerpt thereof, belonging to Employer or containing any Trade Secrets.

                  4.4.3 Resignation. Upon termination of the Period of Employment, Employee shall be deemed to have resigned from any and all offices then held with Employer.

      5.    Benefits.

            5.1 Health Insurance. Employee shall be entitled to Employer's standard benefits package for its employees including, but not limited to family health care insurance (the "Fringe Benefits"). Employer agrees to pay Employee's monthly COBRA continuation policy premiums until Employer's own health care program is instituted for Employer's employees. Employer makes no warranties as to insurance coverage of pre-existing conditions and shall not be obligated to provide any coverage to Employee not included in Employer's standard health care program. If Employee cannot be covered by such program, then Employer shall apply its mean per employee insurance premium payment towards Employee's independently obtained insurance policy and premium. Employer reserves the right to change such benefits from time to time in its sole discretion.

            5.2 Life Insurance. In addition to Employee's standard Employer provided life insurance policy, provided that Employee is insurable at commercially reasonable rates, Employer shall obtain and maintain, during the term of this Agreement and any extension thereof, a term life insurance policy on the Employee's life in an amount no less than five hundred thousand dollars ($500,000) (the "Life Insurance Policy"). Employer shall pay the premiums and Employee shall designate the beneficiary of the Life Insurance Policy.

            5.3 Personal Leave. Employee shall accrue fifteen days of paid personal leave during each year of Employee's employment. Upon accrual of fifteen days of unused personal leave, no additional personal leave time will accrue until Employee has used some of the accrued personal leave time and has reduced the amount of accrued time below fifteen days. Once Employee has taken personal leave and his accrued time has dropped below fifteen days, Employee shall begin to accrue personal leave time again (at the rate of fifteen days per year), up to the maximum of fifteen days. Notwithstanding the foregoing, if Employer adopts a personal leave policy for its executives permitting them to accrue more than fifteen days personal leave, Employee shall be entitled to the benefits of such policy.


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      6.    Inventions Trade Secrets and Confidentiality.

            6.1   Definitions.

                  6.1.1 Invention Defined. As used herein "Inventions" means inventions, discoveries, concepts, and ideas, whether patentable or copyrightable or not, including but not limited to processes, methods, formulas, techniques, devices, designs, programs (including computer programs), computer graphics, apparatus, products, as well as improvements thereof or know-how related thereto, relating to any present or anticipated business or activities of Employer.

                  6.1.2 Trade Secret Defined. As used herein "Trade Secret" means, without limitation, any document or information relating to Employer's products, processes or services, including documents and information relating to Inventions, and to the research, development, engineering or manufacture of Inventions, and to Employer's purchasing, customer or supplier lists and pricing policies, which documents or information have been disclosed to Employee or known to Employee as a consequence of or through Employee's employment by Employer (including documents, information or Inventions conceived, originated, discovered or developed by Employee), which is not generally known in the relevant trade or industry. Nothing in this Agreement shall be construed to alter or enlarge the definition of "trade secret" as set forth in Civil Code
Section 3426.1(d).

            6.2   Inventions.

                  6.2.1 Disclosure. Employee shall disclose promptly to Employer each Invention, whether or not reduced to practice, which is conceived or learned by Employee (either alone or jointly with others) during the term of his employment or engagement as a consultant with Employer. Employee shall disclose in confidence to Employer all patent applications filed by or on behalf of Employee during the term of his employment or engagement as a consultant and will disclose in confidence to Employer's outside patent counsel all patent applications filed by or on behalf of Employee for a period of one year thereafter.

                  6.2.2 Employer Property; Assignment. Except as otherwise provided in Section 6.2.3, Employee acknowledges and agrees that all Inventions which are discovered, conceived, developed, made, produced or prepared by Employee (alone or in conjunction with others) during the duration of Employee's employment or engagement as a consultant with Employer shall be the sole property of Employer. Said property rights of Employer include without limitation all domestic and foreign patent rights, rights of registration or other protection under the patent and copyright laws, and all other rights pertaining to the Inventions. Employee further agrees that all Inventions which are generated by Employee within the scope of his employment with Employer shall be deemed "works for hire" as that term is defined in Title 17 of the United States Code and accordingly all rights associated therewith shall vest in Employer. To effectuate Employer's ownership as set forth in the first sentence, Employee hereby assigns to Employer all of Employee's right, title and interest in all such Inventions, regardless of whether such Inventions are deemed to be "works for hire."


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                  6.2.3 Exclusion Notice. The assignment by Employee of
Inventions under this Agreement does not apply to any Inventions which are owned or controlled by Employee prior to the commencement of employment of Employee by Employer (all of which are set forth on Exhibit "A" hereto). Additionally, Employee is not required to assign an idea or invention where the invention or idea meets all of the following criteria, namely the invention or idea: (i) was created or conceived without the use of any of Employer's equipment, supplies, facilities, or trade secret information, and (ii) was developed entirely on Employee's own time, and (iii) does not relate to the business of Employer, and
(iv) does not relate to Employer's actual or demonstrably anticipated research or development, and (v) does not result from any work performed by Employee for Employer. Employee has reviewed the notification in this Section 6.2.3 and in Exhibit B ("Limited Exclusion Notification") and agrees that Employee's signature on the Limited Exclusion Notification acknowledges receipt of the notification.

                  6.2.4 Patents and Copyrights; Attorney-in-Fact. Both before and after termination of this Agreement (and with reasonable compensation paid by Employer to Employee after termination), Employee agrees to assist Employer to apply for, obtain and enforce patents on, and to apply for, obtain and enforce copyright protection and registration of, the Inventions described in
Section 6.2.2 in any and all countries. To that end, Employee shall (as reasonably requested by Employer), testify in any proceeding and execute any documents and assignments determined to be necessary or convenient for use in applying for, obtaining, registering and enforcing patent or copyright protection involving any of the Inventions. Employee hereby irrevocably appoints Employer, and its duly authorized officers and agents, as Employee's agent, and attorney-in-fact to act for and in behalf of Employee in filing all patent applications, applications for copyright protection and registration, amendments, renewals, and all other appropriate documents in any way related to the Inventions described in Section 6.2.2.

            6.3   Trade Secrets.

                  6.3.1 Acknowledgement of Proprietary Interest. Employee recognizes the proprietary interest of Employer in any Trade Secrets of Employer. Employee acknowledges and agrees that any and all Trade Secrets of Employer, whether developed by Employee alone or in conjunction with others or otherwise, shall be and are the property of Employer.

                  6.3.2 Covenant not to Divulge Trade Secrets. Employee acknowledges and agrees that Employer is entitled to prevent the disclosure of Employer's Trade Secrets. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the term of the employment by the Employer and thereafter to hold in strictest confidence, and not to use, disclose or allow to be disclosed to any person, firm, or corporation, without Employer's express prior written consent, Employer's Trade Secrets, including Trade Secrets developed by Employee, other than disclosures to persons who have entered into confidentiality agreements with Employer.

                  6.3.3 Confidential Information of Others. Employee represents and warrants that if Employee has any confidential information belonging to others, Employee will not use or disclose to Employer any such information or documents. Employee represents that


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his employment with Employer will not require him to violate any obligation to or confidence with any other party.

            6.4 No Adverse Use. Employee will not at any time during the term of employment or thereafter use Employer's Trade Secrets or Inventions in any manner which may directly or indirectly have an adverse effect upon Employer's business, nor will Employee perform any acts which would tend to reduce Employer's proprietary value in Employer's Trade Secrets or Inventions.

            6.5 Remedies Upon Breach. In the event of any breach by Employee of the provision in this Section 6, Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enjoin Employee from violating any of the terms of this Section 6, to enforce the specific performance by Employee of any of the terms of this Section 6, and to obtain damages, or any of them, but nothing herein contained shall be construed to prevent such remedy or combination of remedies as Employer may elect to invoke. The failure of Employer to promptly institute legal action upon any breach of this Section 6 shall not constitute a waiver of that or any other breach hereof.

      7. Non-Solicitation and Other Covenants. In further consideration of the compensation to be paid to Employee hereunder, Employee agrees that, during Employee's employment, Employee will not directly or indirectly compete with Employer in any way, and that Employee will not act as an officer, director, employee, consultant, lender, agent or owner of any interest in any other entity which is engaged in any business which is of the same nature as, which is in competition with, or which is involved in science or technology which is similar to the businesses in which Employer or its subsidiaries (i) are now engaged,
(ii) become engaged in during the term of Employee's employment or (iii) plan to become engaged in prior to the date of Employee's termination; provided, however, that nothing in this Section 7 shall prohibit Employee from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded on the NYSE, NASDAQ or ASE stock exchanges, so long as Employee has no active participation in the business of such corporation. During Employee's employment, the term of any consulting engagement of Employee pursuant to Section 4.4.3, and for a period of one (1) year thereafter, Employee shall not directly or indirectly through another entity induce or attempt to induce any employee of Employer or any subsidiary of Employer to leave the employ of Employer or such subsidiary, or in any way interfere with the relationship between the Employer or any subsidiary and the employee thereof. After the end of Employee's employment, Employee agrees not to use or disclose any trade secret of Employer for any reason and not to make any negative statements or communications about Employer or its affiliates to any customer, supplier, licensee, licensor or other party which has a contractual relationship with Employer or its subsidiaries, employees or affiliates.

      8.    Additional Rights.

            8.1 Common Stock Purchase Agreement. Simultaneous with the execution of this Agreement, Employee and Employer shall enter into a written restricted stock purchase agreement for Employee to purchase Two Hundred Thousand (200,000) shares of Employer's


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common stock at seven and one-half cents ($0.075) per share (the "Shares") in the form of agreement previously reviewed and approved by Employee. The Shares shall be subject to a four year right of repurchase in favor of the Company under which the Company may repurchase any "unvested shares." None of the Shares shall vest during the first twelve (12) months of employment pursuant to this Agreement. On the first anniversary of the Commencement Date, thirty-five percent (35%) of the Shares shall vest. Thereafter, one-thirty-sixth (1/36) of the remaining Shares shall vest in a series of thirty-six successive monthly installments at the end of each month for so long as Employee is employed by Employer. Employee shall be solely responsible for the filing of an 83(b) election with the Internal Revenue Service ("IRS") concerning the purchase of the Shares.

            8.2 Option to Purchase Preferred Stock. At the first Board meeting after execution of this Agreement, Employer shall grant to Employee options to purchase Two Hundred & Forty-Five Thousand (245,000) restricted shares of Employer's Series J Preferred Stock at ten cents ($0.10) per share, on the following terms: An option for 60,000 of such shares will be exercisable only if and when a mutually defined project deliverable is delivered to Employer by Employee within the mutually agreed time frame. A second option for 60,000 of such shares will be exercisable only if and when a second mutually defined project deliverable is delivered to Employer by Employee within the mutually agreed time frame. A third option for 125,000 of such shares will be exercisable only if and when a third mutually defined project deliverable is delivered to Employer by Employee within the mutually agreed time frame.

      9. Employee's Representations. Employer acknowledges that Employee has made Employer aware of Employee's previous agreement with MSI. Except for such agreement (and without making any representation as to the effect of that agreement), Employee represents and warrants that Employee (i) is free to enter into this Agreement and to perform each of the terms and covenants contained herein, (ii) is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and (iii) will not be in violation or breach of any other agreement by reason of Employee's execution and performance of this Agreement.

      10.   General Provisions.

            10.1 Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by both parties hereto. There shall be no implied-in-fact contracts modifying the terms of this Agreement.

            10.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the employment of Employee. This Agreement supersedes all prior agreements, understandings, negotiations and representation with respect to the employment relationship between Employer and Employee including, but not limited to, the offer letter dated May 12, 1995 which contained proposed terms and conditions for hiring Employee; provided, however, this Agreement shall not supersede any (I) confidentiality or non-disclosure agreement or (ii) restricted stock purchase or option agreement previously or contemporaneously executed by Employee and Employer.


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            10.3  Successors and Assigns. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Employee shall not be entitled to assign any of Employee's rights or obligations under this Agreement.

            10.4 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

            10.5 Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

            10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

            10.7 Choice of Law. This Agreement shall be governed and construed in accordance with the internal laws of California without regard to its conflicts of laws principles.

            10.8 Jurisdiction and Venue. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, Employer and Employee specifically consent and agree that: (i) the courts of the State of California and/or the United States Federal Courts located in the State of California shall have exclusive jurisdiction over each of the Parties and such proceedings; and (ii) the venue of any such action shall be in San Diego County, California and/or the United States District Court for the Southern District of California.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                  EMPLOYER:

                                  COMBICHEM(TM), INC., a California corporation


                                  By: /s/ Robert Curtis
                                      ------------------------------------------
                                      Robert A. Curtis,
                                      Chief Executive Officer


                                  EMPLOYEE:

                                  STEVEN TEIG


                                  /s/ Steven Teig
                                  ----------------------------------------------
                                  (Signature)

                        Address:  904 Ramona Street
                                  Palo Alto, CA 94301


                 [SIGNATURE PAGE TO TEIG EMPLOYMENT AGREEMENT]


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                                    EXHIBIT A

                            LIST OF PRIOR INVENTIONS
                                 (Section 6.2.3)



         None, other than the following: ______________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________


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                                    EXHIBIT B

                         LIMITED EXCLUSION NOTIFICATION

      THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Employer does not require you to assign or offer to assign to Employer any invention that you developed entirely on your own time without using Employer's equipment, supplies, facilities or trade secret information except for those inventions that either:

      (1) Relate at the time of conception or reduction to practice of the invention to Employer's business, or Employer's actual or demonstrably anticipated research or development; or

      (2)   Result from any work performed by you for Employer.

      To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

      This limited exclusion does not apply to any patent or invention covered by a contract between Employer and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

      I ACKNOWLEDGE RECEIPT of a copy of this notification.


                                       By: _____________________________________
                                           Steven Teig

                                       Date: ___________________________________


Witnessed by:

-------------------------------------

-------------------------------------
(Printed Name of Witness)

Dated:_________________________